CONSENT OF THOMAS GARAGAN

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “NI 43-101 Technical Report Feasibility Study: Otjikoto Gold Project, Province of Otjozondjupa, Republic of Namibia” dated February 25, 2013, (ii) the report titled “NI 43-101 Technical Report Feasibility Study on the Fekola Gold Project in Mali” dated effective June 30, 2015, (iii) the report titled “Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations” dated effective December 31, 2016, (iv) mineral resource estimates for the Otjikoto project, (v) mineral resource estimates for the Masbate project, (vi) mineral resource estimates for the Fekola project and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Thomas Garagan
Thomas Garagan
June 13, 2017